Press Release dated October 7, 2005
Exhibit 99.1
FOR IMMEDIATE RELEASE
Diamond Triumph Auto Glass, Inc. Announces (1) Completion of the Tender Offer and Consent Solicitation for its 9 1/4% Senior Notes due 2008 and Solicitation of Consents for an Amendment to the Indenture and (2) Consummation of the Recapitalization Transactions
KINGSTON, PENNSYLVANIA (October 7, 2005) – Diamond Triumph Auto Glass, Inc. (“Diamond Triumph”), a leading provider of automotive glass replacement and repair services in the United States, announced today the expiration and completion of its previously announced modified “Dutch Auction” cash tender offer (the “Offer”) to purchase up to $19,000,000 aggregate principal amount of the $72,058,000 aggregate principal amount of its outstanding 9 1/4% Senior Notes due 2008 (CUSIP No. 252768 AC 0) (the “Notes”) and a consent solicitation (the “Consent Solicitation”) to adopt an amendment (the “Amendment”) to the Indenture (the “Indenture”), dated as of March 31, 1998, as supplemented by the First Supplemental Indenture, dated as of August 16, 2005, between Diamond Triumph and U.S. Bank National Association, as trustee (the “Trustee”), relating to the Notes.
The Offer and Consent Solicitation expired at 9:00 a.m., New York City time, on October 7, 2005 (the “Expiration Date”).
As of the Expiration Date, $11,820,000 aggregate principal amount of the Notes had been validly tendered in the Offer, which represents approximately 16.4% of the aggregate principal amount of the outstanding Notes. Diamond Triumph accepted and paid for all Notes validly tendered for purchase pursuant to the Offer. Based upon the prices submitted in the Offer, the clearing purchase price for the Offer is $890 per $1,000 principal amount of Notes. Holders who validly tendered Notes below the clearing purchase price and holders who validly tendered Notes at the clearing purchase price had all such Notes accepted for purchase at the clearing purchase price, plus accrued and unpaid interest up to, but not including, October 7, 2005.
Diamond Triumph also announced today that it had received the requisite consents from holders of a majority of the outstanding Notes (the “Requisite Consents”) to the Amendment to the Indenture governing the Notes. As of the Expiration Date, holders of $47,603,000 in aggregate principal amount of the Notes had validly delivered and not validly withdrawn consents pursuant to the Consent Solicitation, which represents approximately 66% of the outstanding aggregate principal amount of the Notes. The Amendment to the Indenture, which amends Section 4.08 of the Indenture, eliminates the requirement that Diamond Triumph file annual, quarterly and current reports with the Securities and Exchange Commission, and requires Diamond Triumph to make available to holders of the Notes quarterly and annual reports, became operative today upon the execution and delivery by Diamond Triumph and the Trustee of the Second Supplemental Indenture, dated as of October 7, 2005.

MacKenzie Partners, Inc. served as the information agent and U.S. Bank National Association was the depositary in connection with the Offer and the Consent Solicitation.
Diamond Triumph used funds obtained from the sale of shares of its common stock to Mr. Kenneth Levine, its Chairman, as part of the recapitalization transactions previously disclosed in the Offer to Purchase and Consent Solicitation Statement, dated as of August 17, 2005, as amended and supplemented by the Amendment and Supplement to the Offer to Purchase and Consent Solicitation Statement, dated as of September 1, 2005 (the “Statement”), to pay the amounts necessary to fund the purchase of Notes in the Offer, including any accrued and unpaid interest on the Notes.
This press release does not constitute an offer to purchase or a solicitation of acceptance of the Offer, nor does this press release constitute a solicitation of an offer to sell or a solicitation of consents with respect to any of the Notes.
Diamond Triumph also announced today that it consummated the recapitalization transactions contemplated by the previously announced Recapitalization Agreement, dated as of August 17, 2005 (the “Recapitalization Agreement”), among Diamond Triumph, Mr. Levine, and Green Equity Investors II, L.P., Diamond Triumph’s majority stockholder (”GEI”), pursuant to which (i) Diamond Triumph exchanged an aggregate of 1,750,000 shares of its Common Stock, par value $0.01 per share (the “Common Stock”), for all of its outstanding 12% Senior Redeemable Cumulative Preferred Stock, par value $0.01 per share, held by each of GEI and Mr. Levine, (ii) Diamond Triumph sold 833,333 shares of its Common Stock to Mr. Levine at a purchase price of $15.00 per share, and (iii) Mr. Levine purchased 500,000 shares of Diamond Triumph’s Common Stock from GEI at a purchase price of $15.00 per share. After giving effect to these transactions, Mr. Levine now owns approximately 52% of Diamond Triumph’s outstanding Common Stock and GEI owns approximately 46% of Diamond Triumph’s outstanding Common Stock.
The transactions contemplated by the Recapitalization Agreement were subject to the satisfaction of certain closing conditions, including, but not limited to, Diamond Triumph accepting Notes for purchase in the Offer, obtaining the Requisite Consents to the Amendment in the Consent Solicitation, and Diamond Triumph, Mr. Levine and GEI entering into an Amended and Restated Stockholders Agreement pursuant to which, subject to certain conditions, adjustments and limitations, (i) GEI has the right to put up to 238,571 shares of Diamond Triumph’s Common Stock per year to Mr. Levine commencing in respect of the fiscal year ending December 31, 2006 at a purchase price of $21.50 per share until such time as GEI no longer owns shares of Diamond Triumph’s Common Stock and (ii) Mr. Levine has the right to call up to 477,142 shares of Diamond Triumph’s Common Stock per year from GEI commencing in respect of the fiscal year ending December 31, 2006 at a purchase price of $21.50 per share until such time as GEI no longer owns shares of Diamond Triumph’s Common Stock.
Diamond Triumph is a leading provider of automotive glass replacement and repair services in the United States. At June 30, 2005, it operated a network of 240 automotive glass service centers, approximately 1,000 mobile installation vehicles and five distribution centers in 44 states. Diamond Triumph serves all of its customers’ automotive glass replacement and repair needs, offering windshields, tempered glass and other related products.
This press release contains “forward-looking statements” within the meaning of the federal securities laws. The forward-looking statements in this press release involve risks and uncertainties which could cause actual results to differ from those expressed in or implied by the statements contained herein. Additional information concerning potential factors that could affect Diamond Triumph’s future results is included under the caption “Factors Affecting Future Performance” in Item 1 of Diamond Triumph’s annual report on Form 10-K for the fiscal year ended December 31, 2004.
SOURCE: Diamond Triumph Auto Glass, Inc.
CONTACT: Douglas Boyle, Chief Financial Officer, Diamond Triumph Auto Glass, Inc., (570) 287-9915 Ext. 3182